Exhibit 99

30 west superior street / duluth, minnesota 55802-2093 / 218-723-3958 / www.mnpower.com
David J. McMillan
Executive Vice President
Fax 218-723-3989
Cell 218-590-4287
E-mail dmcmillan@allete.com

January 6, 2010

Burl W. Haar
Executive Secretary
Minnesota Public Utilities Commission
121 7th Place East, Suite 350
St. Paul, MN 55101

Re:	December 30, 2009 Interim Rate Decision
In the Matter of the Application of Minnesota Power for
Authority to Increase Electric Service Rates In Minnesota
Docket No. E015/GR-09-1151

Dear Dr. Haar:

This letter addresses the Commission's December 30, 2009 Order Setting Interim Rates ("Order"), which reduced Minnesota Power's interim rates by $24.8 million.  Minnesota Power is aware that state law prevents the Company from seeking reconsideration of the decision until the Commission has issued a final order on general rates.  Accordingly, this letter is not a motion for reconsideration; rather it is intended to express the Company's concerns with the Order.  The Commission can, however, reconsider the decision on its own motion and we believe that it should do so.

In the Order, the Commission found the timing and magnitude of the rate case and the poor economy to be exigent circumstances justifying a reduction of interim rates.  But these do not qualify as exigent circumstances under the interim rate statute.   Instead, denying $24.8 million of the Company's interim rate request violates:  (1) due process of law because it prejudges the merits of the Company's rate request before any evidentiary hearing has occurred; (2) the interim rate statute because it relies on factors that are irrelevant to the rate making formula and is thus confiscatory; and (3) environmental policy directions from Minnesota's Governor and the Legislature because it denies a mechanism to fully recover capital expenditures that are mandated by statute.  The basis for our belief that the Commission’s Order violates fundamental policy objectives and legal requirements is detailed in the attached memorandum.

The Company recognizes that the Commission is apprehensive about the impact a rate increase may have on ratepayers given the difficult economic situation in northeastern Minnesota.  Minnesota Power shares this apprehension and understands that there is never a good time for a rate increase of any size, but those factors do not override the need to recover the millions of dollars of mandated infrastructure investments.  Over half of the Company's rate increase relates to monies already spent or committed to be spent in 2010 on infrastructure that will improve the environmental performance of the Company's largest generating station.  Another 15% of the increase is for incurred or committed costs for reliability and renewable energy infrastructure.  These investments will allow the Company to continue to provide low-cost energy for decades to come by extending the reliability of generating units and reducing the risks the Company and our ratepayers face from current and future environmental regulations.

Capital investments in infrastructure that are mandated or necessary for system reliability and environmental compliance require hundreds of millions of dollars of investment in projects that may take years to complete.  The magnitude of this rate case is simply the product of such accumulated capital investments over several years.  The Commission has stated its general preference that utilities recover for such investments in a rate case when the facilities are in service instead of through a rider.  In effect, the Commission's Order penalizes the Company for investing in its system, as required by law, and then complying with all statutory and Commission filing requirements to timely recover that investment.

Finally, the Commission’s use of past rate case results to calculate a reduction in interim rates before examining the merits of this case, is arbitrary and a prejudgment of the Company’s rate case in violation of due process.  Awarding 60% of the Company’s rate request based on amounts awarded in three prior cases disregards the fact that this case is predominantly based on capital spending and rate base growth, whereas the prior three  cases were related mainly to changes in operating revenues and costs.  In fact, the more comparable cases involving significant capital investment in 1977 and 1980, resulted in final rates that were 69% and 93% of the Company’s request.

Failing to address these issues raised by the Order sooner rather than later has negative ramifications for both ratepayers and the Company.  While a future remedy is possible, it may be more difficult for customers than implementing full interim rates from the beginning.  And a post-rate case remedy would be too late to restore a year of lost investor confidence that will negatively affect the Company's ability to raise capital at a reasonable cost, to the ratepayers' detriment.

We hope that the Commission will reconsider its decision and grant the full interim rate request.  In any case, the Commission should make clear that it has not prejudged the merits of our rate case and spell out how the Company can recover the lost interim rate revenue.  Absent this, Minnesota Power will be irretrievably harmed by the Commission's interim rate decision.

Sincerely,

/s/ David J. McMillan

David J. McMillan

c:           Attached Service List

MEMORANDUM

DATE:	January 6, 2010
RE:	December 30, 2009 Order Setting Interim Rates

The Commission's December 30, 2009 Order Setting Interim Rates ("Order")  reduced Minnesota Power's interim rates by $24.8 million.  The Order based the reduction on a finding of "exigent circumstance" and calculated the amount based on the percentage of rate increase requests allowed in three prior rate cases.  But denying $24.8 million of the interim rate request is a violation of (1) due process because it prejudges the merits of the Company’s rate request before any evidentiary hearing occurs; (2) the interim rate statute which prohibits ratemaking decisions that are confiscatory; and (3) the environmental policy directions of the Governor and the Legislature which mandate many of the capital investments that drive this rate case.

1. The Decision Violates Due Process

The regulatory compact balances the rights of utilities and its customers.  In exchange for the exclusive right to provide service in its designated territory, the utility is obligated to serve all customers, including those that it would not otherwise be economical to serve.  In exchange for the inability to set its own rates, the utility is assured that the procedure for seeking approval of its rates will comport with due process — decisions on rates will be based on specific evidence relevant to the ratemaking formula,1 determined after a full evidentiary hearing.

The Order is not based on any evidence presented in the rate filing, and no evidentiary hearing has yet been provided.  The Order nevertheless concludes that the Commission can reduce the Company’s interim rate request to a level the Commission implies it will likely approve for Minnesota Power’s final rates in this case based on prior history.  Specifically, the only "evidence" cited by the Order in support of the calculation of the reduction in interim rates is the historical relationship between the amount of Minnesota Power's rate requests and the rates actually approved in three prior cases.  Basing its interim rate decision on a prejudgment of the level of final rates it will eventually approve in this case is a violation of due process.  Minn. Stat. § 216B.16, subds. 5 and 6 (the Commission may only modify a utility’s proposed change in rates after a hearing, and the modification must be based on consideration of the utility’s need to meet the costs of furnishing service and earn a fair and reasonable return on its investments).  Because each of those prior cases involved different test years with different rate bases, revenues and expenses they cannot legitimately be used as a proxy to determine the level of just and reasonable rates for the 2010 test year.

Further, the Order only considers three Minnesota Power cases – 1987, 1994, and 2008. But those cases primarily involved increases in operating expenses.  The more relevant cases are 1977 and 1980 where, like the present case, the increases were largely driven by capital investments (Boswell 4 and Square Butte).  The final rates allowed in those two cases were 69% and 93% of the amounts requested.

1           Rates are to be set to produce revenues that will recover reasonable expenses and provide a fair rate of return on rate base.  Minn. Stat. § 216B.16, subd. 6.

2. The Decision Is Not Authorized By the Statute

Because the Commission made no specific adjustments to Minnesota Power's proposed rate base, revenues, and expenses, the unprecedented $24.8 million across-the-board interim rate reduction violates the interim rate statute, Minn. Stat. Section 216B.16, subd. 3.  As the Order acknowledges, the principles governing interim rates are clear: interim rates are calculated using existing rate design and the last authorized rate of return on common equity, but otherwise reflecting the proposed test year cost of capital, rate base and expenses.  The courts have recognized that interim rates must be calculated to allow Minnesota Power the opportunity to earn its authorized rate of return pending the results of the rate case:  "The purpose of the interim period is to prevent the 'potentially confiscatory effect of regulatory delay.'"  In re Petition of Minnesota Power & Light Co., 435 N.W.2d 550, 556 (Minn. Ct. App. 1989).

The Commission's reliance on the "exigent circumstance" exception is misplaced.  Although a significant economic downturn is a concern to everyone, it is not a "circumstance" that would authorize reductions to what are reasonable and necessary interim rates.  A "circumstance" that triggers the exception must be one that is relevant to the ratemaking formula in the statute, i.e. one that impacts the Company's cost of capital, rate base, revenues, or expenses.  To base a reduction of interim rates on a circumstance wholly collateral to that formula is unlawful as confiscatory.  Bluefield Waterworks Improvement Co. v. Public Serv. Commission, 262 U.S. 679, 690 (1923) ("Rates which are not sufficient to yield a reasonable return on the value of the property used, at the time it is being used to render service, are unjust, unreasonable, and confiscatory, and their enforcement deprives the public utility company of its property in violation of the Fourteenth Amendment.").  Thus consideration of the general financial impact on customers of interim rates that are presumptively fair and reasonable, because they meet the requirements of the interim rate statute, is a circumstance collateral to the statutory ratemaking formula and not an "exigent circumstance" that would permit an across-the-board reduction of interim rates.

Similarly, a circumstance cannot be "exigent" if it is affirmatively permitted by the statute.  The proximity between this 2009 rate case filing and the Company's 2008 rate case cannot constitute an "exigent circumstance" because the statute expressly permits a utility to file successive rate cases so long as each case is filed at least 12 months after its previous rate case.  Minn. Stat. Section 216B.16, subd. 3(e)(2).  As Commissioner Reha noted, in the late 1970s and early 1980s nearly annual rate filings were made because then, as now, utilities were increasing their rate bases at significant annual levels.  Because the Legislature specifically authorized these successive rate filings, it is clear that the Legislature did not consider successive filings to be an “exigency.”

Furthermore, the Order makes an invalid comparison related to the timing of the 2010 rate case.  The Order compares the filing of the 2009 case with the implementation of the new rates from the 2008 case.  This ignores the more than 16 months consumed by the administrative process for the 2008 case.  A valid comparison would be the filing of the 2009 case on November 2, 2009, with the filing of the 2008 case on May 2, 2008 – a gap of 17 months.  Further, the Order mistakenly states that the 2009 case was filed "one day after the increase approved in the last rate case went into effect."  Actually, the "increase" from the 2008 case went into effect on August 1, 2008, based on the 2008 Interim Rate Order, and the final rates that went into effect November 1, 2009, were a decrease from those interim rates.

Finally, the sheer magnitude of a rate request cannot be an exigent circumstance under the interim rate statute.  The size of the rate request is a product of the statutory provisions that govern the timing of rate recovery.  Here, the bulk of the rate request is related to capital investments that began in 2006 and will continue until 2012.  There was some consideration by the Commission that the Company could use rate riders to mitigate the interim rate reduction. Commission policy has long favored placing completed capital projects into ratebase in a rate proceeding. Recent Commission policy has also favored rate cases as the more appropriate vehicle for ratebase additions in place of rate riders. The possible availability of rate riders to recover disallowed interim rate costs ignores two fundamental issues: the delay inherent in the Company recovering no earlier than mid-year the legitimate costs of rate base additions placed into service prior to January 1, 2010, and the fact that not all of the capital additions are rider eligible under existing statute.  Also, because the interim rate reduction was across the board, it would not now be possible to separate out some of the investments for rider treatment.

3. The Decision Is Not Good Public Policy

No business likes to raise its prices and Minnesota Power is no exception.  Accordingly, Minnesota Power would not be seeking a rate increase at this time or of this magnitude if the long term benefits to our ratepayers did not outweigh the short term costs.  In this context, the Commission's decision will have significant adverse consequences for those who rely on Minnesota Power's system for environmentally sound, reliable, and competitively priced electricity.  It will also likely have adverse consequences for the Commission's future ratemaking proceedings for other utilities.

Well over half of the rate increase requested by Minnesota Power is necessary to recover money that has already been spent or is committed to be spent in 2010 on infrastructure that will improve the environmental performance of the Company's largest generating station.  These infrastructure upgrades will provide benefits to northeastern Minnesota, to ratepayers, and to the communities served for years to come.  Another 15% of the increase is related to the costs for reliability and renewable energy infrastructure that have already been incurred or are committed to be incurred in 2010.  In making these investments, the Company was (a) following the environmental policy directions of the Legislature and Governor Pawlenty, and (b) expecting to recover these capital expenditures through rates as authorized by statute.

Minnesota Power does not believe that the Commission intended to signal that the Company should not proactively pursue these policy directives.  Similarly, the Company does not believe that the Commission intended to create doubts as to whether a utility can rely on the regulatory compact to obtain fair cost recovery of investments that were prudently made to achieve reliability, add renewable resources, or make environmental improvements.  Unfortunately the financial community may assume otherwise.  Without certainty that expended capital can be recovered, the investment community will have less confidence in the Company's ability in the future to recover the costs of long-term investments that are necessary to provide customers with the low cost, reliable, and environmentally responsible electricity.  Such lack of confidence makes the Company's future access to debt and equity more costly and potentially more difficult to obtain.  In fact, the Commission's December 15 deliberations led to an immediate drop in the value of the Company's existing shares because it meant that current shareholders will receive inadequate returns during the 2010 test year in compensation for the capital they provided.

The Company realizes that the Commission is faced with a very difficult situation as it balances state policy mandates with the affordability of those mandates.  Unfortunately, the Commission's December 30 Order could be viewed as having effectively prejudged the merits of the Company's case, even though no examination of that case has yet been made.  The Company cannot take back the capital that it began deploying more than three years ago to retrofit Boswell 3.  Nor can it undo the commitments it has made to replace the 30 year old turbine at Boswell 4 or to reduce emissions at Boswell 1, 2 and 4.  The Commission can, however, make clear that it has not yet evaluated the merits of the Company's case and that such evaluation will only occur after all parties have had the opportunity to develop a record on which the Commission can make an informed decision considering all interests, including legislative objectives to reduce emissions and increase renewable energy resources, and ratepayers' need for reliable and affordable service.

Finally, the Company is concerned that the decision risks turning every interim rate decision into a mini-contested case proceeding, which would inject uncertainty into the process and impose additional work-load burdens on utilities, Commission staff, the OES, and all other participants.  The goal of the interim rate statute was to avoid this very burden by allowing the utility to recover its increased costs according to a well-defined and time-tested formula, subject to refund with interest, while the Commission evaluated the appropriateness of its rate change request.

Minnesota Power has implemented, effective January 2, 2010, the Commission's interim rate decision that the Company collect $48.5 million in interim rates.  But absent reconsideration of the Order by the Commission, the Company will have no mechanism to collect during the 2010 test year the additional $24.8 million justified under the interim rate statute.  In the meantime, the failure to recover that amount will mean that the Company’s revenues will not be sufficient to provide a fair rate of return on investment, investor confidence will decline, and the Company’s cost of capital will increase.  That cost will have long term adverse impacts on ratepayers.  It is not unprecedented for the Commission, on its own motion, to revisit an issue if it has concerns that should be addressed.  Minnesota Power believes that the Commission should revisit the interim rate decision in this case.

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This exhibit has been furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.